EXHIBIT 99.1

NEWS MEDIA CONTACT:

Linda Childs

205-264-5690

linda.childs@regions.com

FOR IMMEDIATE RELEASE

Regions Financial Corporation Names Brad Kimbrough

Controller & Chief Accounting Officer

20-Plus Year Finance Veteran to Manage Accounting Functions

BIRMINGHAM, Ala., August 24, 2007 – Regions Financial Corporation (NYSE: RF) today announced that Brad Kimbrough, 43, has been named controller and chief accounting officer. Kimbrough adds the role of controller and chief accounting officer to his current duties managing financial reporting, accounting policy, monthly close-out, and accounting operations. Kimbrough assumes his new duties from Al Yother, who has held dual responsibility as chief financial officer and controller since being promoted to CFO in April.

“Brad has a proven track record managing financial functions within our company and brings immense accounting knowledge to his new position as controller,” said Al Yother, chief financial officer for Regions. “Brad’s financial acumen and leadership capabilities will serve us well as we position Regions for future growth.”

Kimbrough joined AmSouth in 1993 as assistant vice president, special projects, and in 1994, he was named vice president, assistant controller. From 1995 to 1998, he served as vice president, management reporting and financial analysis. In 1998, he was named senior vice president with responsibilities for AmSouth’s financial planning, management reporting and supervision of the company’s financial managers. Following the announcement of the Regions/AmSouth merger, Kimbrough assumed his most recent position as head of corporate accounting and was named executive vice president in April 2007. Prior to joining the company, Kimbrough served as staff auditor and audit manager at Coopers & Lybrand, now Price Waterhouse Coopers, LLP, from 1986 to 1993.

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Kimbrough holds a bachelor’s degree from Auburn University and is a certified public accountant. He currently serves on Auburn’s Accounting Advisory Board and the North Alabama United Methodist Church Council on Finance. He is a member of the Alabama Society of Certified Public Accountants.

About Regions

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With nearly $140 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates some 1,900 AmSouth and Regions banking offices and more than 2,400 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from more than 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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